Exhibit 99.1

MICHIGAN CONSOLIDATED GAS COMPANY

Unaudited Consolidated Financial Statements as of and for the Three and Six Months Ended June 30, 2012

MICHIGAN CONSOLIDATED GAS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in Millions)	2012	2011	2012	2011
Operating Revenues	$209	$238	$710	$918

Operating Expenses
Cost of gas	59	92	330	491
Operation and maintenance	95	102	194	203
Depreciation and amortization	23	22	46	44
Taxes other than income	13	14	31	31
	190	230	601	769
Operating Income	19	8	109	149

Other (Income) and Deductions
Interest expense	14	15	29	31
Interest income	(1)	(2)	(3)	(4)
Other income	(3)	(1)	(5)	(3)
Other expenses	1	—	2	1
	11	12	23	25
Income (Loss) Before Income Taxes	8	(4)	86	124

Income Tax Expense (Benefit)	3	(1)	30	45

Net Income (Loss)	$5	$(3)	$56	$79

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in Millions)	2012	2011	2012	2011
Net income (loss)	$5	$(3)	$56	$79
Comprehensive income (loss)	$5	$(3)	$56	$79

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	June 30	December 31
(in Millions)	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$1	$—
Restricted cash	—	3
Accounts receivable (less allowance for doubtful accounts of $64 and $68, respectively)
Customer	171	311
Affiliates	50	43
Other	7	3
Inventories
Gas	33	52
Materials and supplies	16	16
Gas customer choice deferred asset	77	96
Current deferred income taxes	36	36
Notes receivable
Affiliates	6	6
Other	3	4
Regulatory assets	39	41
Other	1	13
	440	624

Investments	23	23

Property
Property, plant and equipment	3,899	3,839
Less accumulated depreciation and amortization	(1,570)	(1,564)
	2,329	2,275
Other Assets
Regulatory assets	891	919
Net investment in lease	67	68
Prepaid pension costs — affiliates	122	112
Other	8	9
	1,088	1,108
Total Assets	$3,880	$4,030

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	June 30	December 31
(in Millions, Except Shares)	2012	2011
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$14	$29
Other	125	132
Short-term borrowings
Affiliates	39	3
Other	—	185
Current portion of long-term debt, including capital leases	60	40
Regulatory liabilities	10	27
Gas inventory equalization	65	—
Other	75	79
	388	495

Long-Term Debt	789	849

Other Liabilities
Deferred income taxes	597	560
Regulatory liabilities	579	565
Accrued pension liability — affiliates	135	136
Accrued postretirement liability — affiliates	182	232
Asset retirement obligations	121	117
Other	46	48
	1,660	1,658
Commitments and Contingencies (Notes 6 and 9)

Shareholder's Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	534	534
Retained earnings	511	496
Accumulated other comprehensive loss	(2)	(2)
	1,043	1,028
Total Liabilities and Shareholder's Equity	$3,880	$4,030

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
	June 30
(in Millions)	2012	2011
Operating Activities
Net income	$56	$79
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	46	44
Deferred income taxes	28	38
Changes in assets and liabilities:
Accounts receivable, net	156	93
Inventories	19	22
Prepaid pension costs — affiliates	(10)	(10)
Accrued postretirement liability — affiliates	(51)	(24)
Accrued gas cost recovery	(18)	8
Accounts payable	(19)	(13)
Gas inventory equalization	65	109
Income, property and other taxes payable	(4)	(2)
Other assets	39	130
Other liabilities	19	2
Net cash from operating activities	326	476
Investing Activities
Plant and equipment expenditures	(97)	(76)
Notes receivable and other	2	(73)
Net cash used for investing activities	(95)	(149)
Financing Activities
Short-term borrowings, net	(185)	(287)
Notes payable from affiliates	36	—
Redemption of long-term debt	(40)	—
Dividends on common stock	(41)	(40)
Net cash used for financing activities	(230)	(327)
Net Increase in Cash and Cash Equivalents	1	—
Cash and Cash Equivalents at Beginning of Period	—	—
Cash and Cash Equivalents at End of Period	$1	$—

Noncash Financing Activities
Transfer of non-utility subsidiaries to affiliate	$—	$(13)

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY (UNAUDITED)

(Dollars in Millions,	Common Stock		Retained	Accumulated Other Comprehensive
Shares in Thousands)	Shares	Amount	Earnings	Loss	Total
Balance, December 31, 2011	10,300	$534	$496	$(2)	$1,028
Net income	—	—	56	—	56
Dividends declared on common stock	—	—	(41)	—	(41)
Balance, June 30, 2012	10,300	$534	$511	$(2)	$1,043

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 — BASIS OF PRESENTATION

Corporate Structure

Michigan Consolidated Gas Company (MichCon) is an indirect, wholly-owned subsidiary of DTE Energy. MichCon is a public utility subject to regulation by the Michigan Public Service Commission (MPSC) and the Federal Energy Regulatory Commission (FERC). MichCon is engaged in the purchase, storage, transportation, distribution and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity.

References in this report to “Company” and MichCon are to Michigan Consolidated Gas Company and its subsidiaries, collectively.

Basis of Presentation

These Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the 2011 Consolidated Financial Statements furnished on Form 8-K.

The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.

The Consolidated Financial Statements are unaudited, but in the Company's opinion include all adjustments necessary for a fair statement of the results for the interim periods. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2012.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Income Taxes

MichCon has an income tax receivable of $45 million at June 30, 2012 and $42 million at December 31, 2011 due from DTE Energy.

Stock-Based Compensation

MichCon received an allocation of costs from DTE Energy associated with stock-based compensation of $3 million and $2 million for the three months ended June 30, 2012 and 2011, respectively, while such allocation was $5 million and $4 million for the six months ended June 30, 2012 and 2011, respectively.

NOTE 3 — FAIR VALUE

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants' use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at June 30, 2012 and December 31, 2011. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.

A fair value hierarchy has been established, that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 - Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 - Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 - Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

Fair Value of Financial Instruments

The fair value of financial instruments is determined by using quoted market prices when available. When quoted prices are not available, pricing services may be used to determine the fair value with reference to observable interest rate indexes. The Company has obtained an understanding of how the fair values are derived. The Company also selectively corroborates the fair value of its transactions by comparison of market-based price sources. Discounted cash flow analyses based upon estimated current borrowing rates are also used to determine fair value when quoted market prices are not available. The fair values of notes receivable, excluding capital leases, are estimated using discounted cash flow techniques that incorporate market interest rates as well assumptions about the remaining life of the loans and credit risk. Depending on the information available, other valuation techniques may be used that rely on internal assumptions and models. Valuation policies and procedures are determined by the Company's Treasury Department which reports to the Company's Vice President and Treasurer.
The following table presents the carrying amount and fair value of financial instruments as of June 30, 2012 and December 31, 2011 (in millions):

	June 30, 2012				December 31, 2011
	Carrying	Fair Value			Carrying	Fair
	Amount	Level 1	Level 2	Level 3	Amount	Value
Notes receivable - affiliates	$6	$—	$—	$6	$6	$6
Short-term borrowings - affiliates	39	—	—	39	3	3
Long-term debt	849	—	636	376	889	1,045

See Note 4 for further fair value information on financial and derivative instruments.

NOTE 4 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS

The Company recognizes all derivatives at their fair value on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for the derivative are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For derivatives that do not qualify or are not designated for hedge accounting, changes in the fair value are recognized in earnings each period.

The Company's primary market risk exposure is associated with commodity prices, credit and interest rates. MichCon has risk management policies to monitor and manage market risks.

Commodity Price Risk

The Company has fixed-priced contracts for portions of its expected gas supply requirements through March 2015. Substantially all of these contracts meet the normal purchases and sales exception and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are not derivatives and are therefore accounted for under the accrual method.

Credit Risk

The Company is exposed to credit risk if customers or counterparties do not comply with their contractual obligations. MichCon maintains credit policies that significantly minimize overall credit risk. These policies include an evaluation of potential customers' and counterparties' financial condition, credit rating, collateral requirements or other credit enhancements such as letters of credit or guarantees. The Company generally uses standardized agreements that allow the netting of positive and negative transactions associated with a single counterparty. The Company maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends, and other information. Based on the Company's credit policies and its June 30, 2012 provision for credit losses, the Company's exposure to counterparty nonperformance is not expected to have a material adverse effect on the Company's financial statements.

Interest Rate Risk

MichCon occasionally uses treasury locks and other interest rate derivatives to hedge the risk associated with interest rate market volatility. In 2004, MichCon entered into an interest rate derivative to limit its sensitivity to market interest rate risk associated with the issuance of long-term debt. Such instrument was designated as a cash flow hedge. The Company subsequently issued long-term debt and terminated the hedge at a cost that is included in Accumulated other comprehensive loss. Amounts recorded in Accumulated other comprehensive loss will be reclassified to Interest expense through 2033.

NOTE 5 — ASSET RETIREMENT OBLIGATIONS

A reconciliation of the asset retirement obligations for the six months ended June 30, 2012 follows (in millions):

Asset retirement obligations at December 31, 2011	$117
Accretion	4
Asset retirement obligations at June 30, 2012	$121

NOTE 6 — REGULATORY MATTERS

2012 Gas Rate Case Filing

MichCon filed a rate case on April 20, 2012 based on a projected test year for the twelve-month period ending October 31, 2013. The filing with the MPSC requested an increase in base rates of approximately $77 million that is required to recover higher costs associated with increased investments in plant, the impact of sales reductions due to customer losses and continuing conservation, and increasing operating costs, primarily pipeline integrity and leak remediation expenses. MichCon proposed in the filing, starting in 2013, a five-year annual incremental Infrastructure Recovery Mechanism to recover costs associated with capital investment for the meter move-out, main renewal and pipeline integrity programs. MichCon also proposed a modified form of its RDM.

Energy Optimization (EO) Plans

In September 2011, MichCon filed its biennial EO plan with the MPSC as required. MichCon's EO plan application proposed the recovery of EO expenditures for the period 2012-2015 of $103 million and further requested approval of a surcharge to recover these costs. On April 17, 2012, the MPSC approved the EO plan proposed by MichCon subject to MichCon's agreement to certain modifications. On April 27, 2012, MichCon filed a letter with the MPSC rejecting modifications to its EO plan. Accordingly, the amended 2010 EO plan remains in effect.

In May 2012, MichCon filed an application for approval of its reconciliation of 2011 EO plan expenses. MichCon's EO reconciliation included a cumulative $11 million net over-recovery. MichCon proposed that the calculated cumulative over-recovery for 2011 be carried forward into 2012 and used as the beginning balance for the 2012 reconciliation.

Vulnerable Household Warmth Fund

In December 2011, The Vulnerable Household Warmth Fund (VHWF) was created under Michigan law. The purpose of the fund is to provide payment or partial payment of bills for electricity, natural gas, propane, heating oil, or any other type of fuel used to heat the primary residence of a vulnerable customer during the 2011-2012 heating season. Effective with the new law, MichCon is to contribute the amounts collected in its base rates, previously remitted for the LIEEF, to the new VHWF. The monthly payments into the VHWF will cease on the earlier of September 30, 2012 or when $48 million has been accumulated in the fund from payments by major Michigan electric and gas utilities. In May 2012, MichCon filed an application requesting approval of per customer monthly credits to remove the annualized funding for the VHWF from rates in the amount of $5 million. On July 13, 2012, the MPSC approved the plan to remove the VHWF from rates beginning in August 2012.

MichCon RDM

In September 2011, MichCon filed an application with the MPSC for approval of its RDM reconciliation for the period July 1, 2010 through June 30, 2011. MichCon's RDM application proposed the recovery of approximately $20 million. On July 13, 2012, the MPSC approved a settlement agreement approving the RDM reconciliation and the implementation of a surcharge over a twelve-month period beginning in August 2012. As a result of the provisions of the settlement, during the quarter ended June 30, 2012, MichCon recognized an additional $5 million of revenue related to the 2010/2011 period and $3 million related to the 2011/2012 period.

MichCon Depreciation Filing

In June 2012, MichCon filed a depreciation study, as ordered by the MPSC, indicating an annual depreciation expense increase of $12.4 million. Depreciation rates remain unchanged pending the MPSC's consideration of the study.

Gas Cost Recovery Proceedings

The GCR process is designed to allow MichCon to recover all of its gas supply costs if incurred under reasonable and prudent policies and practices. The MPSC reviews these costs, policies and practices for prudence in annual plan and reconciliation filings.

2011-2012 GCR Year - In June 2012, MichCon filed its GCR reconciliation for the 12 months ending March 31, 2012. The net under-recovery of $6.4 million includes an over-recovery of $1 million for the 2010-2011 GCR year.

Other

The Company is unable to predict the outcome of the unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the financial position, results of operations and cash flows of the Company.

NOTE 7 — LONG-TERM DEBT

Debt Retirements and Redemptions

In 2012, the following debt was retired, through payment at maturity (in millions):

Company	Month	Type	Interest Rate	Maturity	Amount
MichCon	May	Secured Medium Term Notes	7.06%	2012	$40

NOTE 8 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS

MichCon has a $400 million unsecured revolving credit agreement with a syndicate of 20 banks that may be used for general corporate borrowings, but is intended to provide liquidity support for the Company's commercial paper program. No one bank provides more than 8.5% of the commitment in the facility. Borrowings under the facility are available at prevailing short-term interest rates. The facility will expire in October 2016. At June 30, 2012, there were no amounts outstanding against this facility.

The agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreement, “total funded debt” means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements and guarantees of third parties’ debt, but excluding contingent obligations, nonrecourse and junior subordinated debt and certain equity-linked securities and, except for calculations at the end of the second quarter, certain MichCon short-term debt. “Capitalization” means the sum of (a) total funded debt plus (b) “consolidated net worth,” which is equal to consolidated total stockholders’ equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At June 30, 2012, the total funded debt to total capitalization ratio for MichCon is 0.46 to 1, and is in compliance with this financial covenant. Should MichCon have delinquent obligations of at least $50 million to any creditor, such delinquency will be considered a default under its credit agreement.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Environmental Matters

Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. The facilities, which produced gas, have been designated as manufactured gas plant (MGP) sites. MichCon owns, or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years.

The MPSC established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. Accordingly, MichCon recognizes a liability and corresponding regulatory asset for estimated investigation and remediation costs at former MGP sites. As of June 30, 2012 and December 31, 2011, the Company had $37 million and $36 million, respectively, accrued for remediation.

Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC for MichCon, which allows MichCon to amortize the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company’s results of operations.

Labor Contracts

There are several bargaining units for the Company's represented employees. The majority of represented employees are under a contract that expires in October 2013.

Purchase Commitments

As of December 31, 2011, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $1.2 billion through 2051. MichCon also estimates that 2012 capital expenditures will be approximately $215 million. The Company has made certain commitments in connection with expected capital expenditures.

Bankruptcies

The Company purchases and sells gas and gas storage and transportation services from and to governmental entities and numerous companies operating in the steel, automotive, energy, retail and other industries. Certain of its customers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and its purchase and sale contracts and it records provisions for amounts considered at risk of probable loss. The Company believes its previously accrued amounts are adequate for probable loss. The final resolution of these matters may have a material effect on its Consolidated Financial Statements.

Other Contingencies

The Company is involved in certain other legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on its operations or financial statements in the periods they are resolved. See Note 6 for a discussion of contingencies related to Regulatory Matters.

NOTE 10 — RETIREMENT BENEFITS AND TRUSTEED ASSETS

The following table details the components of net periodic benefit costs for pension benefits and other postretirement benefits (in millions):

	Pension Benefits		Other Postretirement Benefits
	2012	2011	2012	2011
Three Months Ended June 30
Service cost	$4	$4	$4	$4
Interest cost	10	10	7	7
Expected return on plan assets	(18)	(18)	(8)	(8)
Amortization of net actuarial loss	10	7	3	3
Net periodic benefit cost	$6	$3	$6	$6

	Pension Benefits		Other Postretirement Benefits
	2012	2011	2012	2011
Six Months Ended June 30
Service cost	$8	$7	$8	$8
Interest cost	21	20	14	14
Expected return on plan assets	(36)	(36)	(16)	(15)
Amortization of net actuarial loss	19	14	7	6
Prior service cost	—	—	(1)	—
Net periodic benefit cost	$12	$5	$12	$13

Pension and Other Postretirement Contributions

The Company contributed $3 million to its pension plans during the second quarter of 2012. At the discretion of management, and depending upon financial market conditions, the Company may make up to an additional $17 million contribution to its pension plans in 2012.

In January 2012, the Company contributed $45 million to its other postretirement benefit plans.